Exhibit 10.13.2

Myrtle Potter & Company, LLC    1275 Lincoln Ave, Suite 7    San Jose Ca. 95125
Phone 408-993-1614   Fax 408-993-1602

AGREEMENT FOR EVERYDAY HEALTH
SALES ACCELERATION AND SALES TRAINING

This Agreement (“Agreement”), dated and effective September 14, 2012 by and between Myrtle Potter and Company, LLC (“Advisor”) and Everyday Health Media, LLC (“Client” or “Everyday Health”) is hereby agreed to by the Parties.

This Agreement shall be governed by the terms and conditions below. Please sign below to indicate your approval of the project scope outlined within this document and for work to begin.

Everyday Health Media, LLC		Myrtle Potter and Company, LLC

Date:	9/13/12	Date:	9/12/12

Name:	Alan Shapiro	Name:	Myrtle Potter

Signature:	/s/ Alan Shapiro	Signature:	/s/ Myrtle Potter

Title:	General Counsel	Title:	CEO

Agreement Terms and Conditions:

Services:

Myrtle Potter and Company, LLC, shall provide the Services as set forth in the (i) Summary Statement of Work and (ii) Appendix A – Scope of Work and Deliverables, both of which are attached hereto and incorporated herein by this reference. Pursuant to the Everyday Health charter, this agreement will require formal approval by the Everyday Health Board of Directors and stockholders. The parties acknowledge that all services have been provided pursuant to the “Agreement for 2012 Advisory Services”, dated February 1, 2012, with the exception of (i) the speech to be delivered at the 2012 Pharma Digital East Conference scheduled for October 2012 in Philadelphia and (ii) the sales training sessions scheduled for the end of September 2012.

Compensation:

Client shall compensate Myrtle Potter and Company for the Services as set forth in Appendix B – Project Costs, attached hereto and incorporated herein by this reference.

As compensation for the engagement outlined below, Advisor will be a paid an engagement fee in the amount of $250,000.

Payment Terms for Fees:

•	The engagement fee shall be paid in three installments during the term of the engagement as follows: (i) $125,000 shall be paid by October 15, 2012; (ii) $62,500 shall be paid by January 15, 2012; and (iii) $62,500 shall be paid by March 15, 2012.
•	Reasonable expenses (not including Administrative Costs which are included in the engagement fee) will be billed monthly and are due within 30 days of receipt.

Term and Termination:

The engagement shall commence on September 14, 2012 and shall continue until Advisor has provided all serviced contracted for hereunder. Client expects that all services will be provided during the course of a six to twelve month period.

1

Myrtle Potter & Company, LLC    1275 Lincoln Ave, Suite 7    San Jose Ca. 95125
Phone 408-993-1614   Fax 408-993-1602

Additional Legal Terms:

All materials and deliverables created by Advisor specifically for Everyday Health hereunder (“Work Product”), either alone or in collaboration with others, shall be deemed a work made for hire and will be owned by Everyday Health. In the event that any such Work Product or portion of such Work Product is determined not to be a work made for hire, Advisor hereby assigns fully to Everyday Health all right, title and interest in and to the Work Product and any copyrights, trade secrets or other intellectual property rights relating thereto.

2

Myrtle Potter & Company, LLC    1275 Lincoln Ave, Suite 7    San Jose Ca. 95125
Phone 408-993-1614   Fax 408-993-1602

SUMMARY STATEMENT OF WORK

Introduction and Context

Everyday Health has established itself as a leading digital health company that provides health-related content, tools and resources to consumers and health care professionals. Client is engaging Advisor to accelerate the Company’s revenue growth, through Advisor’s assistance in two key areas:

First, EVDY desires to penetrate certain accounts where there is potential to secure new and/or larger advertising partnerships. Specifically, EVDY sales and marketing management believe that securing access to key decision makers at targeted companies and brands will materially enhance the ability of EVDY salespeople to present the EVDY business proposition and achieve sales success.

Second, EVDY sales and marketing management also believe that Advisor’s (i) sales force/training services and (ii) brand and company reports have been very valuable in increasing the Company’s revenue growth over the past two years and it would like to continue receiving these services from Advisor.

This project work commences on September 14, 2012 and is expected to continue for a six to twelve month period. The Everyday Health lead project contacts are Jennifer Mormile and Scott Wolf.

3

Myrtle Potter & Company, LLC    1275 Lincoln Ave, Suite 7    San Jose Ca. 95125
Phone 408-993-1614   Fax 408-993-1602

Appendix A

SCOPE OF WORK AND DELIVERABLES

As indicated above, Advisor’s will assist the Company in two areas: (i) sales acceleration at key accounts and (ii) sales training and development.

A. Sales Acceleration Project

The sales acceleration project calls for Advisor to accomplish the following:

(i)	With EVDY Sales and Marketing Management, prioritize the best target companies and/or brands based on EVDY’s business goals;
(ii)	Advisor will make Client introductions to certain prioritized companies and/or brands according to the approach listed below:
1)	Advisor will segment the Target List of companies/brands provided by EVDY into three distinct groups:
1.	Segment #1 - Companies/brands where Advisor’s Officers have direct relationships and where Advisor’s Officers will make introductions as a courtesy, at no charge to the Client.
2.	Segment #2 - Companies/brands where Advisor’s Officers or its consulting team have no direct relationships and the Advisor’s Consulting Team will seek out and make introductions based on time billed utilizing an hourly rate of $500.00 per hour.
3.	Segment #3 - Companies/brands where Advisor’s Officers or its consulting team have no direct relationships and where introductions will be sought by Advisor’s Officers (as opposed to Advisor’s consulting team) based on time billed utilizing an hourly rate of $1500.00 per hour for Myrtle Potter, CEO of Advisor and $800.00 for the president of Advisor.
2)	Advisor will perform the following actions in satisfaction of this Agreement:
1.	For targets in Segment #1, Advisor’s Officers will provide to the Client personal email introductions and any information known about the target in the form of a “Target Profile” provided in a Word/PDF document.
2.	For targets in Segment #2, Advisor’s Consulting Team will seek out the company/brand contact and provide to the Client a personal email introduction and any information known about the target in the form of a “Target Profile” provided in a Word/PDF document.
3.	For targets in Segment #3, Advisor’s Officers will seek out, make an effort to secure a relationship, and when successful, provide to the Client personal email introductions and any information known about the target in the form of a “Target Profile” provided in a Word/PDF document.

For its part, Everyday Health will support the project as follows:

4

Myrtle Potter & Company, LLC    1275 Lincoln Ave, Suite 7    San Jose Ca. 95125
Phone 408-993-1614   Fax 408-993-1602

(i)	Participate in a face-to face kick-off meeting. During this meeting EVDY will work with Advisor to prioritize the Target companies and brands
(ii)	Organize and participate in Briefing and Background Meeting(s). (Note: These meeting can occur in person or via teleconference). During these meetings, EVDY will brief Advisor Team on the status of each target company/brand including the following:
Call history
(i)	Status of any current relationships
(ii)	Sales history
(ii)	Reasons for “yes”; reasons for “no”
(ii)	EVDY objectives for the company/brand
(ii)	Thoughts on company/brand area of need

(iii) Assign a sales account person to the company/brand to accept the introduction handoff from Advisor or Advisor’s Consultants.

B. Sales Training & Development

Consistent with Advisor’s work during the past two years, Advisor will focus on two areas:

1.	Conduct Coaching for the purpose of advancing the Sales agenda
2.	Design, Develop and Produce Company, Brand or Therapeutic Area Intelligence Reports as determined by Scott Wolf and Jen Mormile.

Sales, Marketing and Editorial Staff Coaching Project

The following fresh new areas will be addressed during these new coaching sessions. These sessions will be completed at the offices of Everyday Health. The primary aim of the coaching sessions is to advise the EVDY sales force, marketing and editorial team on matters related to advancing the EVDY offerings with their healthcare customers. The areas to be covered include:

I.	Building and Growing Successful Brands
a.	Competitive brand assessments
b.	Brand positioning
c.	Brand marketing strategy
d.	Competitive marketing mix
e.	Market analysis and assessments
f.	Company assessments
g.	Market building, brand building activities, pre-launch, launch and post-launch activities?

II.	Understanding the Patient and Caregiver Customer
a.	How best to engage patients and their caregivers
b.	Helping Brand Managers understand digital view the eyes of patients and caregivers
c.	The best way to sell-in digital investments
d.	Strategies for approaching different types of organizations and audiences with new offerings

III.	Making Bigger Sales Deals to Healthcare Customers.
a.	How does EVDY begin to more aggressively pursue even bigger sales deals to healthcare customers?
b.	How does EVDY justify its digital offering?
c.	How does EVDY begin to justify digital over personal promotion?

IV.	The Financial Planning Process
5

Myrtle Potter & Company, LLC    1275 Lincoln Ave, Suite 7    San Jose Ca. 95125
Phone 408-993-1614   Fax 408-993-1602

a.	Help brand managers manage to the P&L goals for the brand.
b.	Gain an understand the budget cycles and the implications for EVDY sales pitches
c.	Help team understand the optimal timing for introducing new technologies/innovation

V.	Communicating the Value Proposition of Your Offering
a.	Help teams be knowledgeable and prepared
b.	Continue to coach on the understand of the competitive landscape of different treatments
c.	Improve the teams’ ability to be seen as consultative and solution driven

Brand, Company, Therapeutic Area Intelligence Reports

Advisor will research and produce customized Intelligence Reports that are designed to accelerate and deepen brand, company, competitive and therapeutic area knowledge of the Everyday Health sales, marketing and editorial team. These reports continue to be a key component of learning given the 2012 sales force reorganization that has resulted in new brand and company assignments for a large number of the sales people. A broad outline of the reports follows:

Company Reports

Product Portfolio – by Therapeutic Area (TA)

R&D Therapeutic Activities

Company Ranking vs. Peer Group Revenue Analysis

Sales

Rx Sales by Region

Market Share by TA & Product

Revenue Breakdown by TA & Product

Therapeutic Area Analysis

Sales

In-Line vs. Pipeline activities

Market Cap & Enterprise Value

R&D Ranking Overall and By TA

Venture Financing

Other Material News, Events and Milestones

Overview of Leading Brands

Key Information

Development Summary

Regulatory Information

Clinical Trial Activities & Upcoming Milestones

Patent Risk

Brand Rankings vs. Competitive Product Revenue Analysis

Worldwide Product Information

Sales (Historical & Forecasts)

Royalty, Alliance & JV Revenues

US Analysis

US Product Sales

Annual US Product Forecasts

Timeline of USA Indication Launches

Calendar of Brand Events & Competitor Product Events Affecting Brand

Deals – Summary Strategy & Deal History

Rx Volume - NRx, TRx (if available)

Status vs. Competition

6

Myrtle Potter & Company, LLC    1275 Lincoln Ave, Suite 7    San Jose Ca. 95125
Phone 408-993-1614   Fax 408-993-1602

Promotional Spending (if available)
Pricing Information (if available)
Sales Force Info (if available)

SWOT Assessment
Other News

7

Myrtle Potter & Company, LLC    1275 Lincoln Ave, Suite 7    San Jose Ca. 95125
Phone 408-993-1614   Fax 408-993-1602

APPENDIX B
PROJECT COSTS

Services and Fees	Estimated Fees

The fees for the engagement are calculated as follows: Sales Acceleration Project:	$250,000

Segment #1 Introductions: No charge
Segment #2 Introductions: Based on time billed utilizing an hourly rate of $500.00 per hour.
Segment #3 Introductions: Based on time billed utilizing an hourly rate of $1500.00 per hour for Myrtle Potter, CEO of Advisor and $800.00 for the president of Advisor.

Sales Training & Development

o  Coaching/Training: $15,000 per day including all preparation.
o  Brand and Company Reports: $2,500 per report

• Administrative Costs

Includes Advisor’s administrative and project management costs document preparation, mail video conferencing, telephone, printing, production, shipping, etc.	Included as part of engagement fee above
8

Myrtle Potter & Company, LLC    1275 Lincoln Ave, Suite 7    San Jose Ca. 95125
Phone 408-993-1614   Fax 408-993-1602

• Research Data and Information	To be billed as a pass through
This project may require securing research data. Should that be the case MP&C will seek prior approval from Client before purchasing. Every effort will be made to use existing research.

•	Administrative Costs listed above do not include travel costs for Advisor, which will be billed separately.
•	Fees do not include any applicable taxes.
•	Taxes may not be determined until the project is complete.
•	California state law requires Advisor to collect sales tax if the project results in the sale of tangible property.
•	Myrtle Potter & Company is not responsible for the hosting of electronic documents.

End of Document

9